UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEADING INDEPENDENT PROXY ADVISORY FIRM GLASS LEWIS RECOMMENDS CYPRESS

SEMICONDUCTOR STOCKHOLDERS VOTE TO ELIMINATE CUMULATIVE VOTING

Glass Lewis Calls Board’s Consent Solicitation “Somewhat Cynical” and Joins ISS in Expressing

Concern over Limiting Stockholder Rights through ‘Bundling’ Multiple Governance Amendments into a Single Proposal

CypressFirst Will Run Nominees Dan McCranie and Camillo Martino against Cypress Executive

Chairman Ray Bingham and Lead Independent Director Eric Benhamou

SAN JOSE, C.A., March 15, 2017—T.J. Rodgers, founder and former CEO, President and Director of Cypress Semiconductor Corp. (NASDAQ: CY) (“Cypress” or “the Company”), and the Company’s largest individual stockholder, and J. Daniel McCranie and Camillo Martino, nominees for election to the Cypress Board of Directors at the 2017 Annual Meeting of Stockholders (collectively “CypressFirst”) today provided the following statement on the recommendation by Glass Lewis, a leading independent proxy advisory firm, regarding the Company’s ongoing consent solicitation to amend its charter to eliminate cumulative voting in the election of directors (“Consent Solicitation”). Glass Lewis and Institutional Shareholder Services (“ISS”) recommend that stockholders support this proposal, which would also have the effect of implementing majority voting in uncontested elections and a limited form of proxy access starting in 2018:

“While we have taken, and continue to take, no position regarding the Cypress consent solicitation itself, we are pleased that Glass Lewis has recognized the ‘somewhat cynical nature of this consent solicitation.’ Glass Lewis says that, ‘it’s not possible to ignore the unique timing of the Company’s consent solicitation and these proposed amendments. By the Company’s own admission, the removal of cumulative voting immediately prior to the proxy contest is an attempt to impede [Mr. Rodgers’s] ability to oust incumbent board members at the 2017 annual meeting.’ Moreover Glass Lewis, like ISS, questioned Cypress’s approach to the vote on the proposals: ‘[t]he Company has essentially elected to bundle multiple amendments into a single proposal, a practice which we believe negatively limits shareholder rights as it prevents shareholders from judging each amendment on its own merits.’

“We share the concern of Glass Lewis about the ‘bundling’ of this proposal: ‘the elimination of cumulative voting is a binding certificate amendment, but the rights gained by shareholders are bylaw amendments that could be altered or removed by the board at any time without further shareholder approval. In principal, we also object to proxy access being made contingent on other changes slightly tangential to the topic of shareholder nominations.’

“We believe the Cypress Board will benefit greatly from the addition of the two extraordinarily qualified candidates, semiconductor industry veterans Dan McCranie and Camillo Martino. Should Cypress stockholders follow the recommendations of ISS and Glass Lewis and vote to eliminate cumulative voting, we will run these nominees against the Company’s conflicted executive chairman, Ray Bingham, and its lead independent director, Eric Benhamou, who needs to take responsibility for the Board’s failures in governance and compensation. We believe Dan McCranie and Camillo Martino can help the Cypress Board in many ways to:

•	enhance stockholder value with their exceptional experience

•	eliminate ethical and corporate governance violations

•	restore compliance with the Cypress Code of Business Conduct and Ethics

•	eliminate the conflict of interest created by Mr. Bingham’s simultaneous employment as both the Company’s current executive chairman and as a founding partner of a private equity buyout group funded and backed by the government of the People’s Republic of China that focuses on acquisitions in the semiconductor industry

•	eliminate the expensive executive chairman position which we believe is both unnecessary and excessively costly

•	advise Cypress’s Chief Executive Officer effectively without the millions of dollars of cash and equity compensation demanded by Mr. Bingham to serve as executive chairman

•	and end the need for litigation in Delaware

“It’s time for the Cypress Board to do what’s right for Cypress and its stockholders by adding Dan McCranie and Camillo Martino as directors.”

As has previously been stated, CypressFirst is NOT making any recommendation with respect to the Consent Solicitation and intends to vote their shares in proportion with the Company’s other stockholders who have executed valid consents. CypressFirst has filed preliminary proxy materials with the SEC regarding the nomination of Dan McCranie and Camillo Martino for election at the Company’s 2017 Annual Meeting. These materials can be accessed on the CypressFirst website (www.CypressFirst.com) or the SEC website (www.sec.gov).

For additional information or assistance, please contact MacKenzie Partners, Inc., the firm assisting Mr. Rodgers in his solicitation of proxies:

105 Madison Avenue

New York, New York 10016

CypressFirst@mackenziepartners.com

Toll-Free (800) 322-2885

Additional Information and Where to Find It

T.J. Rodgers is the founding CEO of the Company. Rodgers, J. Daniel McCranie and Camillo Martino may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company and in connection with the solicitation of proxies to vote a consent on the Cypress Consent Solicitation. Rodgers has filed a preliminary Consent Information Statement, stockholder letter and accompanying GOLD proxy card in connection with the Cypress Consent Solicitation (the “CypressFirst Consent Information Statement”).

Rodgers, McCranie and Martino have also filed a preliminary proxy statement (the “CypressFirst Proxy Statement”) and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) in connection with his solicitation of proxies for the Annual Meeting.

Rodgers owns or controls voting of 8,727,619 shares of the Company’s common stock. McCranie and Martino own 25,000 and 10,000 shares, respectively, of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, are included in the CypressFirst Proxy Statement and may be included in other relevant documents to be filed with the SEC in connection with the Annual Meeting or the CypressFirst Consent Information Statement filed with the SEC in connection with the Cypress Consent Solicitation.

Promptly after filing the definitive CypressFirst Proxy Statement with the SEC, Rodgers, McCranie and Martino intend to mail the definitive CypressFirst Proxy Statement and a proxy card pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE CYPRESSFIRST PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RODGERS, McCRANIE AND MARTINO HAVE FILED OR WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

STOCKHOLDERS ARE ALSO URGED TO READ THE CYPRESSFIRST CONSENT INFORMATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RODGERS HAS FILED OR MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

Stockholders may obtain, free of charge, copies of the definitive CypressFirst Proxy Statement, the CypressFirst Consent Information Statement and any other related documents filed by Rodgers with respect to the Company with the SEC in connection with the Annual Meeting or the Cypress Consent Solicitation at the SEC’s website (http://www.sec.gov). In addition, copies of such materials, when available, may be requested free of charge from Rodgers’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2855 or by email: CypressFirst@mackenziepartners.com.

Media Contacts

Abernathy MacGregor

Jeremy Jacobs / Sheila Ennis

212-371-5999 / 415-926-7961

JRJ@abmac.com

SBE@abmac.com

Investor Contacts

MacKenzie Partners

Daniel Burch / Larry Dennedy

212-929-5500

Dburch@mackenziepartners.com

ldennedy@mackenziepartners.com

About J. Daniel McCranie

J. Daniel McCranie is currently Chairman at ON Semiconductor Corp. and previously served as Non-Executive Chairman at Freescale Semiconductor, Inc. He has served on the Board of Directors at Mentor Graphics Corp. since 2012. He served on the Board of Directors of Cypress Semiconductor Corp. from 2005 through 2014. He has served as Chairman of Actel Corporation, Chairman of Virage Logic, Inc, Chairman of Xicor Corporation, and Board Director of California Microdevices, Inc. McCranie was previously employed as Executive Vice President- Sales & Applications by Cypress Semiconductor Corp., President & Chief Executive Officer by Virage Logic Corp., Vice President-Sales & Marketing by Cypress Semiconductor Corp., and Chairman, President & Chief Executive Officer by SEEQ Technology, Inc.

About Camillo Martino

Camillo Martino has served as a member of the Board of Directors of MagnaChip Semiconductor Corp. since August 2016. Martino has served as a member of the Board of Directors of VVDN Technologies, a private company, since March 2016 and as Vice Chairman of the Board of Directors of SAI Technology, Inc., a private company, since April 2015. Previously, he served as director and CEO of Silicon Image, Inc.; COO at SAI Technology Inc.; and President, CEO and Director of Cornice Inc. He also served as Executive Vice President and COO of chipmaker Zoran Corporation. His career began at National Semiconductor Corporation, where he held multiple positions over a nearly 14-year tenure at the Company.

About T.J. Rodgers

T.J. Rodgers co-founded Cypress Semiconductor Corporation in 1982 and served as the Company’s President and Chief Executive Officer until April 2016 and as a member of its Board of Directors until August 2016. He is a former chairman of the Semiconductor Industry Association (SIA) and SunPower Corp. and currently sits on the boards of directors of high-technology companies, including Bloom Energy (fuel cells), Enphase (solar energy electronics), WaterBit (precision agriculture) and Enovix (silicon lithium-ion batteries). He has been honored for his foundational support over a 20-year period of the Second Harvest Food Bank of Santa Clara and San Mateo Counties and the California Association of African American Educators. Rodgers received his bachelor’s degree from Dartmouth College, graduating as salutatorian with majors in chemistry and physics. He received his master’s degree and Ph.D. in electrical engineering from Stanford University. While pursuing his Ph.D. degree, Rodgers invented the VMOS process technology, which he later licensed to American Microsystems, Inc.

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